Exhibit 99.1

RegeneRx Biopharmaceuticals, Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

RegeneRx Closes $1.3 Million Convertible Debt Financing

Funding for Operations Over Next 12 Months During Phase 3 Ophthalmic Trials

ROCKVILLE, Md. (February 27, 2019) – RegeneRx Biopharmaceuticals, Inc. (OTCQB: RGRX) (“the Company” or “RegeneRx”), a clinical-stage drug development company focused on tissue protection, repair and regeneration, today announced that it has completed a $1.3 million convertible debt financing. The funds will be used for operations over the next approximately 12 months while a phase 3 dry eye trial (ARISE-3), phase 3 neurotrophic keratitis trial (SEER-1), and epidermolysis bullosa open study are being conducted by its partner and licensee.

The Company will receive $1.3 million in two tranches – $650,000 received within two days of closing of the financing on February 27, 2019 and $650,000 to be received upon enrollment of the first patient into the trial expected in the first quarter of 2019. The 5-year unregistered convertible notes carry a 5% simple interest rate that accrues during the term. The note is convertible into 10,833,333 of RGRX common stock at $0.12 per share. As part of the transaction, the note holders received 8,125,000 warrants to purchase RGRX common stock at a price of $0.18 per share. There were no brokerage fees associated with this transaction.

“This recent financing demonstrates continued support from our affiliates, strategic partners, management and board of directors and provides RegeneRx with essential funding while three important clinical trials are being conducted over the next twelve months,” stated J.J. Finkelstein, president and chief executive officer of RegeneRx. “We strongly believe in the potential of our drug candidates, which address large, rapidly growing markets and small orphan markets where better products are desperately needed and are diligently moving forward toward the goal of marketing approvals in the U.S. and abroad.”

The securities offered in the private placement have not been registered under the Securities Act, or any state securities law. Unless the shares, warrants and shares underlying the warrants are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock or warrants.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of novel therapeutic peptides, including Thymosin beta 4 (Tβ4) and its constituent fragments, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug candidates in clinical development for ophthalmic, cardiac and dermal indications, three active strategic licensing agreements in the U.S., China, and Pan Asia (Korea, Japan, and Australia, among others), and has patents and patent applications covering its products in many countries throughout the world.

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RegeneRx, through its U.S joint venture, ReGenTree LLC, sponsored its second Phase 3 clinical trial (ARISE-2) in approximately 600 patients with dry eye syndrome (DES) and reported positive clinical results with no safety issues. ReGenTree recently initiated ARISE-3, a follow-up Phase 3 trial in 700 patients with DES designed to confirm the positive results from ARISE-2. ReGenTree is also sponsoring a 46-patient Phase 3 clinical trial in patients with neurotrophic keratopathy (NK). Additionally, RGN-259 is being developed in patients with dry eye syndrome in Asia through RegeneRx’s two Asian partnerships. RGN-259 has been designated an orphan drug in the U.S. for the treatment of NK.

RGN-352, the Company's Tβ4-based injectable formulation, is a Phase 2-ready drug candidate designed to be administered systemically to prevent and repair cardiac damage resulting from heart attacks and central nervous system tissue disorders such as peripheral neuropathy, multiple sclerosis and traumatic brain injuries such as stroke. It may also have applications in patients with severe septic shock.

RGN-137, also designated an orphan drug in the U.S., is the Company’s Tβ4-based dermal gel formulation that is being developed for epidermolysis bullosa, a rare skin condition. The Company’s licensee, GtreeBNT, has initiated a small, open clinical trial in the U.S. for this indication.

For additional information about RegeneRx please visit www.regenerx.com.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. There can be no assurance that any current or future animal studies or clinical trials, sponsored by the Company or its licensees, will start on time, be completed within a projection time-frame, or result in future value or approved products. There can also be no assurance that the Company or its licensees will apply for an NDA in the future or that if the Company or a licensee applies for an NDA, that it will be accepted by the FDA and/or that the product candidate will be approved for marketing in the U.S. or any other country. There can be no assurance that RegeneRx will be able to finance operations on a continual basis or through the completion of clinical development of its products by its licensees. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company's views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date.  The Company specifically disclaims any obligation to update this information as a result of future events or otherwise, except as required by applicable law.

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